EXHIBIT 2(B)
Joint Filing Agreement
     Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to its statement on Schedule 13G/A shall be filed on behalf of each of the undersigned, without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is accurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 5, 2008
ACTIS CAPITAL LLP
By:	/s/ Paul Owers

Name:	Paul Owers

Title:	Partner

ACTIS CHINA FUND 2, L.P. By Actis Capital LLP, its Manager
By:	/s/ Paul Owers

Name:	Paul Owers

Title:	Partner

ACTIS EXECUTIVE CO-INVESTMENT PLAN, L.P. By Actis Co-Investment Limited, its General Partner
By:	/s/ Barry McClay

Name:	Barry McClay

Title:	Director

ACTIS CHINA INVESTMENT HOLDINGS NO.1 LIMITED By Chronos Limited
By:	/s/ Yannick Roussety

Name:	Yannick Roussety

Title:	Director

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